EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-135222, Form S-8 No. 333-85657, Form S-8 No. 33-57131, Form S-8 No. 33-62968, Form S-8 No. 33-33958, Form S-8 No. 33-20069) pertaining to the Moog Inc. Savings and Stock Ownership Plan of our report dated March 16, 2007, with respect to the financial statements and schedule of the Moog Inc. Savings and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended September 30, 2006.
/s/ Ernst & Young LLP
Buffalo, New York
March 20, 2007